EXHIBIT 99.1

Jones Soda Promotes Mark Murray to President and CEO

Seasoned CPG Executive Helped Company Deliver Strong Q3 Results

SEATTLE, Dec. 02, 2020 (GLOBE NEWSWIRE) -- Jones Soda Co. (OTCQB: JSDA), the original craft soda known for its unconventional flavors and user-designed label artwork, announced the promotion of 38-year CPG and foodservice industry veteran Mark Murray to President and CEO. Murray began working with the company as a consultant earlier this year, has served as president since September 1, 2020, and helped engineer a turnaround that saw the company achieve a 17% year-over-year third quarter revenue increase and improved gross margins after six consecutive quarters of revenue decline.

Murray’s contributions to date include new cost and management controls, a revised sales strategy focusing on core product offerings, and a new three-year strategic plan that includes expansion into foodservice and club channels. He has also played a critical role in encouraging and shaping renewed marketing investments, including a high-profile RV campaign featuring legendary skateboarder Tony Hawk, as well as supporting an ongoing series of promotions using Jones Soda labels as a canvas for personal expression to reinforce the company’s heritage as the people’s craft soda.

“Mark hit the ground running when he was hired as a consultant and has proven to be instrumental in the early days of our turnaround strategy,” said Mick Fleming, Chairman of the Board for Jones Soda. “His experience, guidance and vision have helped us streamline costs, improve almost every aspect of operations, raise brand awareness, and build strong momentum, even in the midst of a pandemic. Considering what he has accomplished in just a few months, having Mark at the helm positions the company to achieve sustainable, profitable growth in the months and years ahead.”

Commenting on his promotion, Murray said: “Jones is a strong brand that has two key assets: a unique brand personality and a 25-year foothold in the growing craft soda market. We’ve had early successes already, and I fully expect our performance to continue improving as we execute our plan to return the business to growth and profitability.”

Prior to joining Jones Soda, Murray served as the president of JGC Foods, a 600-employee North American food manufacturer specializing in fresh soups, sauces, sides, and entrées. In his six years with JGC, including four as vice president of sales and marketing, Murray created and implemented a broad range of strategic initiatives that nearly tripled company sales, developed new channels, achieved significant cost savings, and led to the acquisition of JGC by a capital fund.

Earlier in his career, Murray held various senior sales and marketing positions for well-known CPG and food service brands, including Harry’s Fresh Foods, SOLO Cup Company, Campbell’s Food Company and Kraft Heinz Food Service. At each of these companies, he had a substantial impact on the sales growth and operational efficiencies through strategic visioning, new business and key account development, change management and other executive leadership.

Murray’s appointment as Jones Soda CEO took effect on December 1, 2020.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones’ diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Investor Relations Contact
Cody Slach
Gateway Investor Relations
1-949-574-3860
JSDA@gatewayir.com